Exhibit 10.1

THE EZENIA! INC. DEFERRED COMPENSATION PLAN

The Ezenia! Inc. Deferred Compensation Plan (the “Plan”) is hereby adopted effective as of March 31, 2006 by Ezenia! Inc. (the “Employer”) to permit Eligible Employees to defer receipt of certain compensation pursuant to the terms and provisions set forth below.

The Plan is intended (1) to comply with Code Section 409A and official guidance issued thereunder, and (2) to be “a plan which is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth:

“Affiliate” means any corporation or other entity that is treated with the Employer as a single employer under Code Section 414.

“Base Pay” means an Employee’s annual base compensation but excluding Incentive Awards or any other additional compensation.

“Beneficiary” means the person or persons or trust designated by a Participant to receive any amounts payable under the Plan in the event of the Participant’s death. Notwithstanding the foregoing, if any payment due a person remains unpaid at his death, the payment will be made to (i) that person’s spouse; (ii) if no spouse is living at the time of such payment, then his living children, in equal shares; (iii) if neither a spouse nor children are living, then his living parents, in equal shares; (iv) if neither spouse, nor children, nor parents are living, then his living brothers and sisters, in equal shares; and (v) if none of the individuals described in (i) through (iv) are living, to his estate.

“Code” means the Internal Revenue Code of 1986, as amended.

“Change in Control” means the date on which there is a (i) change of the majority ownership of the Employer, (ii) change in the effective control of the Employer, or (iii) change in the ownership of a substantial portion of the assets of the Employer, as determined in accordance with Code Section 409A and official guidance issued thereunder.

For purposes of (i), a “change in the ownership of the Employer” means the date of a change in ownership of more than 50% of the total fair market value or total voting power of the outstanding stock of the Employer.

For purposes of (ii), a “change in the effective control of the Sponsor” means the date (a) any one person or a group acquires 35% or more of the total voting power of the outstanding stock of the Employer (as determined over a 12-month period); or (b) a majority of the members of the Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors prior to the date of the appointment or election.

For purposes of (iii), a “change in the ownership of a substantial portion of the assets of the Employer” means the date of a change in ownership of assets of the Employer with a value more than 40% of the total gross fair market value of the Sponsor’s assets immediately prior to such acquisition(s).

Notwithstanding anything herein to the contrary, a Change in Control of one member of a group of commonly owned companies will not create a distribution event for Participants working for other members of the group.

“Change in Status” means the occurrence, without the Employee’s written consent, of any of the following circumstances (unless such circumstances constitute an isolated, insubstantial and inadvertent action not taken in bad faith and are promptly and fully remedied by the Employer after receipt of notice thereof by the Employee): (a) any diminution or change in a manner adverse to the Employee of (i) his title, office or position with the Employer, (ii) his salary, bonus, or other benefits, or (iii) his duties, responsibilities or employment condition, (b) any breach of this Agreement, including without limitation the failure by the Employer to pay to the Employee any portion of his compensation, (c) the Employer’s requiring the Employee to be based at any office or location more than 35 miles from the Employer’s current main office or the Employer’s requiring the Employee to travel on Employer business to a substantially greater extent than required immediately before the date of this Agreement, or (d) any purported termination by the Employer of the Employee’s employment otherwise than as expressly permitted by this Agreement.

“Deferral Form” means a written form provided by the Employer pursuant to which an Eligible Employee may elect to defer Eligible Income under the Plan.

“Deferral Account” means an account established by the Employer for each Participant electing to defer Base Pay and Incentive Awards under the Plan.

“Disability” means a Participant’s physical or mental impairment that can be expected to result in death or to continue for at least 12 months or, because of such impairment, the Participant is receiving income replacement benefits for a period of at least three months under an accident and health plan maintained by the Employer.

“Early Retirement Date” means the first day of the month following the date the Participant attains age 55.

“Eligible Employee” means an individual who is an Employee who is a member of a “select group of management or highly compensated employees,” as that phrase is used in Section 201, 301 and 401 of ERISA and as designated by the Employer.

“Eligible Income” means Base Pay and Incentive Awards.

“Employee” means an individual who is a regular employee on the U.S. payroll of the Employer or its Affiliates, other than a temporary or intermittent employee. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Employer or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of the Employer or an Affiliate by any governmental or judicial authority.

“Employer” means Ezenia! Inc. and any successor corporation or other entity. In addition, the term Employer shall include any Participating Employer which shall adopt this Plan in accordance with Section 6.3 of the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Incentive Award” means an amount payable to an Eligible Employee under a cash bonus or incentive compensation plan of the Employer or an Affiliate that the Employer has deemed eligible for deferral.

“Investment Options” means the investment options, as determined from time to time by the Employer, used to credit earnings, gains and losses on Deferral Account balances.

“Participant” means an Eligible Employee who elects or has elected to defer amounts under the Plan.

“Participating Employer” means any other corporation or entity that adopts this Plan in accordance with Section 6.3 of the Plan.

“Plan” means the Ezenia! Inc. Deferred Compensation Plan, as set forth herein and as amended from time to time.

“Plan Year” means January 1st through December 31st.

“Retirement Date” means the later of the date on which a Participant attains age 65 or his Social Security Retirement Age.

“Social Security Retirement Age” means a Participant’s “full retirement age”, as determined by the Social Security Administration.

“Termination of Employment” or “Terminates Employment” means the cessation of an Employee’s employment with the Employer and its Affiliates.

“Trust” means the irrevocable, non-qualified grantor trust (rabbi trust) described in Section 3.5 and established pursuant to the Trust Agreement under The Ezenia! Inc. Deferred Compensation Plan.

ARTICLE II

PARTICIPATION

Participation in the Plan shall be limited to Eligible Employees. The Employer shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Employer shall determine. An Eligible Employee shall become a Participant by making a deferral election under Article III.

ARTICLE III

DEFERRAL ACCOUNTS

3.1                               Deferral Elections. Deferrals may be made by an Eligible Employee with respect to his Eligible Income, as permitted by the Employer:

(a)                                  An Eligible Employee may elect to defer:

(i)                                     The percentage or amount of his Base Pay.

(ii)                                  The deferral amount designated by an Eligible Employee will be deducted in equal installments over the pay periods falling within the Plan Year to which the election pertains.

In order to elect to defer Base Pay earned during a Plan Year, an Eligible Employee shall submit an irrevocable Deferral Form with the Employer before the beginning of such Plan Year. Notwithstanding the foregoing, within thirty (30) days after being designated by the Employer for participation in the Plan, the Participant shall make an irrevocable deferral election for the remaining term of the Plan Year in which the Participant commences participation, along with such other elections as the Employer deems necessary under the Plan.

(b)                                 Incentive Awards. An Eligible Employee may elect to defer any portion of his Incentive Award up to 100%, expressed as whole percentage points or as a specific dollar amount. In order to elect to defer an Incentive Award, an Eligible Employee shall submit an irrevocable Deferral Agreement with the Employer before the beginning of the calendar year in which the performance period to which Incentive Award pertains, in accordance with procedures that the Employer determines in its discretion. Notwithstanding the foregoing, if the Employer determines that an Incentive Award qualifies as “performance-based compensation” under Code Section 409A, an Eligible Employee may elect to defer a portion of the Incentive Award by filing an irrevocable Deferral Agreement at such later time as permitted by the Employer.

3.2                               Crediting of Deferrals. Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Deferral Account as soon as administratively practicable after the amounts would have otherwise been paid to the Participant

3.3                               Vesting. A Participant shall at all times be 100% vested in any amounts credited to his Deferral Account.

3.4                               Earnings. The Employer shall credit gains, losses and earnings to a Participant’s Deferral Account at the end of each fiscal quarter, until the balance of the Participant’s Deferral Account is distributed in accordance with Article IV. Any earnings or losses (net appreciation or net depreciation) of the Trust shall be allocated to Participants’ Deferral Accounts in the same proportion that each Participant’s Deferral Account bears to the total of all Participants’ Deferral Accounts as of the last day of the previous fiscal quarter. Payments in accordance with Article IV shall be based on all amounts credited to the Participant’s Deferral Account as of the date the Deferral Account is paid to the Participant. The Employer shall specify procedures to allow Participants to make elections as to the investment of amounts newly credited to their Deferral Account, as well as the deemed investment of amounts previously credited to their Deferral Account. Without limiting the foregoing, a Participant’s Deferral Account shall at all times be a bookkeeping entry only and the Participant shall at all times remain an unsecured creditor of the Employer.

3.5                               Funding. The Employer shall be under no obligation to establish a fund or reserve in order to pay the benefits under the Plan except in the event of a Change in Control. The Employer shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor, against the Employer with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant or Beneficiary. Notwithstanding the foregoing, in order to pay benefits under the Plan, the Employer may establish an irrevocable non-qualified grantor trust (hereinafter the “Trust”) within the meaning of Sections 402(b) and 671-677 of the Code. The assets in such Trust shall at all times be subject to the claims of the general creditors of the Employer in the event of the Employer’s bankruptcy or insolvency, and neither the Plan nor any Participant or Beneficiary shall have any preferred claim or right to, or any beneficial ownership interest in, any such assets of the Trust prior to the time such assets are paid to a Participant or Beneficiary, and all rights created under the Plan and said

Trust shall be unsecured contractual rights of a Participant or Beneficiary against the Employer. The Employer will pay annual income taxes on the Trust earnings and may in any year use the Trust earnings to pay such taxes. The Employer will be entitled to take an income tax deduction for benefits actually paid each year from the Trust.

3.6                               Prefunding. Notwithstanding anything herein to the contrary, the Employer may prefund the Trust in order to fund benefits that become payable under the Plan. Such assets will be used solely to fund benefits payable under the Plan and prefunding the Trust will not affect the contractual obligations of the Employer under Section 3.5. In the event of a Change in Control, the amount the Employer is obligated to contribute to the Trust will be offset by the then current balance of the Trust resulting from prior funding of the Trust.

ARTICLE IV

DISTRIBUTION OF DEFERRAL ACCOUNTS

4.1                               Time and Form of Payment Elections.

(a)                                  The Deferral Agreement. Each Deferral Agreement shall specify the date on which payment of the deferred amount (and earnings thereon) is to commence. Such payment date shall be at least four (4) years after the Plan Year in which the deferrals are being made. Each Deferral Agreement shall also specify the form for payment of the deferred amount (and earnings thereon). A Participant may elect payment in the form of a single lump sum payment or annual installment payments for a period of not less than two (2) but no more than five (5) years. Annual installment payments will be paid once a year beginning on the date specified on the applicable Deferral Agreement or as otherwise provided herein.

(i)                                     Default Elections. If a Participant fails to specify the date on which payment of the deferred amount (and earnings thereon) is to commence, then the Participant will be deemed to have elected distribution at the Participant’s Termination Date or Change in Status date subject to Sections 4.2 or 4.3 below. If a Participant fails to make an effective form of payment election on his Deferral Agreement, the amount deferred under such Deferral Agreement (and earnings thereon) will be distributed in a single lump sum in the year elected, subject to Sections 4.1(c), 4.2 or 4.3 below.

(b)                                 Payment generally shall be made in accordance with Sections 4.1(c), and 4.3 below.

(c)                                  A Participant may also elect on a Deferral Agreement that payments for that Plan Year’s deferrals shall commence (i) by January 1 following the date on which the Participant Terminates Employment or his Change in Status date; (ii) on his Early Retirement Date or his Change in Status date; (iii) the later of the date he attains age 60 or the date of his Termination of Employment or his Change in Status date; (iv) the later of the date he attains age 65 or the date of his Termination of Employment or Change in Status date; (v) the later of the date he attains age 70 or the date of his Termination of Employment or Change in Status date; or (vi) the date permitted and specified in an effective attachment of the Participant’s Deferral Agreement. (In the case of installment payments, each payment shall be made as soon as administratively practicable after his Termination of Employment subject to Section 4.2(a), and subsequent installments shall be made in the January following the date of such Termination of Employment), if Participant Terminates Employment after his Retirement Date.

4.2                               Automatic Distributions. Notwithstanding any payment elections made on Deferral Agreements, a Participant’s Deferral Account shall be paid in accordance with paragraphs (a) and (b) below, as applicable.

(a)                                  Distributions Upon Death. Notwithstanding Section 4.1 (b) above, if a Participant dies before full distribution of his Deferral Account, any remaining balance shall be distributed in a lump sum payment within thirty (30) days after the Participant’s death to the Participant’s Beneficiary.

(b)                                 Distribution Upon Change in Control. Notwithstanding Section 4.1 (b) above, in the event of a Change in Control before distribution of a Participant’s Deferral Account, the remaining balance shall be distributed in a lump sum payment to the Participant within thirty (30) days after the date of such Change in Control.

(c)                                  Distribution Upon Plan Termination. Notwithstanding Section 4.1 (b) above, in the event of a Plan termination before distribution of a Participant’s Deferral Account, the remaining balance shall be distributed in a lump sum payment to the Participant within thirty (30) days after the date of such Plan termination.

4.3                               Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of his Deferral Account balance for an Unforeseeable Emergency as defined below. The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Notwithstanding Section 3.1, if the Employer approves a distribution under this Section, the Participant’s deferrals under the Plan shall cease. The Participant will be allowed to enroll if eligible at the beginning of the next enrollment period following six (6) months after the date of distribution pursuant to this Section 4.3.

4.4                               Effect of Taxation. If the Internal Revenue Service or a court of competent jurisdiction determines that Plan benefits are includible for federal income tax purposes in the gross income of a Participant prior to actual receipt of the benefits, the Employer may immediately distribute to the Participant, the benefits found to be so includible, to the extent permitted under Code Section 409A.

ARTICLE V

ADMINISTRATION

5.1                               General Administration. The Employer shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Employer shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Employer shall be final and conclusive on any party. To the extent the Employer has been granted discretionary authority under the Plan, the Employer’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Employer shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Employer with respect to the Plan. The Employer may, from time to time, employ agents and delegate(s) to such agents, including employees of the Employer, such administrative duties as it sees fit.

5.2                               Claims for Benefits.

(a)                                  Filing a Claim. A Participant or his authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Employer at such address as may be specified from time to time. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)                                 Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Employer. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)                                  Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Employer and will clearly set forth:

(i)                                     The specific reason or reasons for the denial;

(ii)                                  Specific reference to pertinent Plan provisions on which the denial is based;

(iii)                               A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)                              An explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(d)                                 Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Employer for a full and fair review of the denied claim by filing a written notice of appeal with the Employer within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing, except for privileged or confidential documentation. The review will take into the account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence be deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)                                  Decision Upon Review. The Employer will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(i)                                     The specific reason or reasons for the adverse determination;

(ii)                                  Specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)                               A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)                              A statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

A decision will be rendered no more than 60 days after the Employer’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Employer determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)                                    Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Employer. The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

ARTICLE VI

AMENDMENT, ADOPTION AND TERMINATION

6.1                               Amendment or Termination. The Employer reserves the right to amend or terminate the Plan when, in the sole discretion of the Employer, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Employer.

Any amendment or termination of the Plan will not affect the entitlement of any Participant or the Beneficiary of a Participant who Terminates Employment or incurs a Change in Status before the amendment or termination. All benefits to which any Participant or Beneficiary may be entitled shall be determined under the Plan as in effect at the time the Participant Terminates Employment or incurs a Change in Status and shall not be affected by any subsequent change in the provisions of the Plan. Participants and Beneficiaries will be given notice prior to the discontinuance of the Plan or reduction of any benefits provided by the Plan.

6.2                               Effect of Amendment or Termination. No amendment or termination of the Plan shall adversely affect the rights of any Participant to amounts credited to his Deferral Account as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of balances in Deferral Accounts shall be made to Participants and Beneficiaries in the manner and at the time described in Article IV, unless the Employer determines in its sole discretion that all such amounts shall be distributed immediately upon termination and such distributions are permissible under Code Section 409A. Upon termination of the Plan, no further deferrals of Eligible Income shall be permitted; however, earnings, gains and losses shall continue to be credited to Deferral Accounts in accordance with Article III until the Deferral Accounts are fully distributed.

6.3                               Adoption By Other Employer. Notwithstanding anything herein to the contrary, with the consent of the Employer, any other corporation or entity, may adopt this Plan as a Participating Employer by a properly executed document, consistent with that intent.

ARTICLE VII

GENERAL PROVISIONS

7.1                               Rights Unsecured. The right of a Participant or his Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor his Beneficiary shall have any rights in or against any amount credited to any Deferral Account or any other assets of the Employer. The Plan at all times shall be considered entirely unfunded for tax purposes. Any funds set aside by the Employer for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Employer and shall be available to its general creditors in the event of the Employer’s bankruptcy or insolvency. The Employer’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

7.2                               No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Employer or any other person or entity that the assets of the Employer will be sufficient to pay any benefits hereunder.

7.3                               No Enlargement of Rights. No Participant or Beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Employer.

7.4                               Transferability. No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.

7.5                               Applicable Law. To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of New Hampshire.

7.6                               Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Employer to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Employer may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment of the Deferral Account of such person and a complete discharge of any liability of the Employer and the Plan with respect to the payment.

7.7                               Taxes. The Employer or other payor may withhold from a benefit payment under the Plan or a Participant’s wages any federal, state, or local taxes required by law to be withheld with respect to a payment or accrual under the Plan, and shall report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

7.8                               Corporate Successors. The Plan and the obligations of the Employer under the Plan shall become the responsibility of any successor to the Employer by reason of a transfer or sale of substantially all of the assets of the Employer or by the merger or consolidation of the Employer into or with any other corporation or other entity.

7.9                               Unclaimed Benefits. Each Participant shall keep the Employer informed of his current address and the current address of his designated Beneficiary. The Employer shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Employer.

7.10                        Severability. In the event any provision of the Plan shall be held to be invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.11                        Integration. This Plan supersedes all previous agreements between Eligible Employees and the Employer and contains the entire understanding and agreement between the parties with respect to its subject matter. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by the parties pursuant to Section 6.1 of the Plan.

7.12                        Words and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

7.13                        Domestic Relations Orders. Notwithstanding Section 7.4, all or a portion of a Participant’s Deferral Account may be paid to another person as specified in a domestic relations order that the Employer determines is qualified (a “Qualified Domestic Relations Order”). For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which is:

(a)                                  issued pursuant to a State’s domestic relations law;

(b)                                 relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent of the Participant;

(c)                                  creates or recognizes the right of a spouse, former spouse, child or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(d)                                 provides for payment in an immediate lump sum as soon as practicable after the Employer determines that a Qualified Domestic Relations Order exists; and

(e)                                  meets such other requirements established by the Employer.

The Employer shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Employer may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and ERISA Section 206(d), and such other rules and procedures, as it deems relevant. If an order is determined to be a Qualified Domestic Relations Order, the amount to which the other person is entitled under the Order shall be paid in a single lump-sum payment as soon as practicable after such determination.

IN WITNESS WHEREOF, the Employer has caused this Ezenia! Inc. Deferred Compensation Plan to be executed on this 31st day of March, 2006.

EZENIA! INC.

By:

Its:

(Duly Authorized Officer)